Exhibit 99.1

Lifeloc Reports First Quarter 2023 Results

WHEAT RIDGE, Colo., May 09, 2023 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced financial results for the first quarter ended March 31, 2023.

First Quarter Financial Highlights

Lifeloc posted quarterly net revenue of $2.165 million resulting in a quarterly net loss of $(54) thousand, or $(0.02) per diluted share. These results compare to net revenue of $2.161 million and quarterly net loss of ($145) thousand, or ($0.06) per diluted share in the first quarter of 2022. Revenue change for the quarter was flat, increasing just $4 thousand versus the first quarter last year. Sales were moderately constrained by supply shortages in both quarters. Gross margin in the first quarter improved to 43.2% versus 39.0% last year, due primarily to price increases and lower depreciation.

Increased research and development investment for SpinDx, combined with increased sales and marketing expense, somewhat offset by lower general and administrative expenses, contributed to the net loss in this quarter. Supply chain delays added some costs, and component inflation added more. The company implemented price increases last year in response to rising costs, with additional increases planned and some already implemented for 2023.

Our product line-up is strong. The new platforms LX9 and LT7 have features and performance that have driven penetration by meeting previously unaddressable market needs, such as wider temperature ranges and fast customization that incorporates local languages. We expect that most L-series sales will be incremental to FC-series devices rather than displacing FC sales. The L-series devices are meeting the requirements of the most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors. Our FC-series devices remain favored in many law enforcement and international organizations. The workplace Phoenix® 6.0 BT and EV30 models have been gaining market share. And our Easycal® automated calibration station builds important protection around our brand with the only automated calibration available for portable breath alcohol testers.

We believe our most important goal and best opportunity remains the convergence of the global need for rapid detection of drugs of abuse with Lifeloc’s proven capability to build easy-to-use portable testing equipment. We are focusing our research and development efforts on leveraging the SpinDx™ technology platform, sometimes referred to as "Lab on a Disk," to develop a series of devices and tests that can be used at roadside and in emergency rooms, forensic labs and workplace testing to get a rapid and quantitative measure for a panel of drugs of abuse, beginning with a device that allows for detection of delta-9-THC (the major intoxicating component of the cannabis plant) from a test subject’s saliva. Testing has commenced to validate the SpinDx technology against the definitive standard liquid chromatography-mass spectroscopy (LCMS) measurement utilizing human samples.  The LCMS data are validating the SpinDx test results on real-world human saliva tests at a limit of detection of approximately 10 ng/ml. With our research and development work, we continue to improve our technology’s robustness and convenience of operation. Following the release of our SpinDx saliva testing system, which is expected this year and is projected to result in commercialization in 2024, we expect to accelerate development on combining our LX9 breathalyzer with the THC SpinDx detection unit, to produce our roadside marijuana breathalyzer system.

“Our first quarter sales were held back by continued supply constraints. We expect to be nearing the end of these constraints with quoted lead times for components now shortening. We expect much of our backlog to be fulfilled in the second quarter,” commented Dr. Wayne Willkomm, President and CEO. “We rely on growing sales of our current products to fund our biggest opportunity, pushing the SpinDx product platform across the finish line to commercialization. We anticipate that our research and development expenses will continue to rise in this final push. With the U.S. Department of Transportation recently issuing their rule change allowing oral fluid drug testing, the timing of SpinDx coming to market as an oral fluid tester becomes more urgent and valuable.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Easycal® and Phoenix® are registered trademarks of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.
Condensed Balance Sheets

	March 31, 2023 (Unaudited)	December 31, 2022

ASSETS
CURRENT ASSETS:
Cash	$2,052,444	$2,352,754
Accounts receivable, net	543,830	627,919
Inventories, net	2,862,879	2,732,463
Employee retention credit receivable	107,575	107,575
Prepaid expenses and other	214,066	58,203
Total current assets	5,780,794	5,878,914

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,147,992	1,147,992
Training courses	432,375	432,375
Office equipment, software and space modifications	216,618	216,618
Sales and marketing equipment and space modifications	226,356	226,356
Research and development equipment, software and space modifications	480,684	480,684
Less accumulated depreciation	(3,142,707)	(3,072,961)
Total property and equipment, net	2,177,493	2,247,239

OTHER ASSETS:
Patents, net	69,415	69,679
Deposits and other	500	500
Deferred taxes	336,613	321,429
Total other assets	406,528	391,608
Total assets	$8,364,815	$8,517,761

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$502,763	$413,957
Term loan payable, current portion	50,285	50,028
Customer deposits	189,147	201,031
Accrued expenses	187,377	344,944
Deferred revenue, current portion	75,317	80,222
Reserve for warranty expense	46,500	46,500
Total current liabilities	1,051,389	1,136,682

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,207,596	1,219,677

DEFERRED REVENUE, net of current portion	4,407	6,191
Total liabilities	2,263,392	2,362,550

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,454,116 shares outstanding	4,668,014	4,668,014
Retained earnings	1,433,409	1,487,197
Total stockholders' equity	6,101,423	6,155,211
Total liabilities and stockholders' equity	$8,364,815	$8,517,761

LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,
	2023	2022
REVENUES:
Product sales	$2,133,359	$2,111,757
Royalties	8,206	26,640
Rental income	22,989	22,239
Total	2,164,554	2,160,636

COST OF SALES	1,229,127	1,318,747

GROSS PROFIT	935,427	841,889

OPERATING EXPENSES:
Research and development	396,766	390,024
Sales and marketing	287,883	276,637
General and administrative	319,015	352,833
Total	1,003,664	1,019,494

OPERATING INCOME (LOSS)	(68,237)	(177,605)

OTHER INCOME (EXPENSE):
Interest income	9,800	432
Interest expense	(10,535)	(10,910)
Total	(735)	(10,478)

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	(68,972)	(188,083)

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	15,184	43,575

NET INCOME (LOSS)	$(53,788)	$(144,508)

NET INCOME (LOSS) PER SHARE, BASIC	$(0.02)	$(0.06)

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.02)	$(0.06)

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

Lifeloc Technologies, Inc.
Condensed Statements of Stockholders' Equity (Unaudited)

	Three Months Ended March 31,
	2023	2022
Total stockholders' equity, beginning balances	$6,155,211	$6,593,766

Common stock (no shares issued during periods):
Beginning balances	4,668,014	4,650,812
Stock based compensation expense related to stock options	—	17,202
Ending balances	4,668,014	4,668,014

Retained earnings:
Beginning balances	1,487,197	1,942,954
Net income (loss)	(53,788)	(144,508)
Ending balances	1,433,409	1,798,446

Total stockholders' equity, ending balances	$6,101,423	$6,466,460

LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(53,788)	$(144,508)
Adjustments to reconcile net income to net cash provided from (used in) operating activities-
Depreciation and amortization	72,490	129,088
Provision for inventory obsolescence, net change	—	34,789
Deferred taxes, net change	(15,184)	(43,575)
Stock based compensation expense related to stock options	—	17,202
Changes in operating assets and liabilities-
Accounts receivable	84,089	(236,656)
Inventories	(130,416)	119,888
Prepaid expenses and other	(155,863)	(110,109)
Accounts payable	88,806	(150,462)
Customer deposits	(11,884)	(4,852)
Accrued expenses	(157,567)	(143,231)
Deferred revenue	(6,689)	2,912
Net cash provided from (used in) operating activities	(286,006)	(529,514)

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	—	(10,800)
Patent filing expense	(1,404)	—
Net cash (used in) investing activities	(1,404)	(10,800)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments made on term loan	(12,900)	(12,526)
Net cash provided from (used in) financing activities	(12,900)	(12,526)

NET INCREASE (DECREASE) IN CASH	(300,310)	(552,840)

CASH, BEGINNING OF PERIOD	2,352,754	2,571,668

CASH, END OF PERIOD	$2,052,444	$2,018,828

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$9,459	$9,834